Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2009 relating to the L-1 Identity Solutions, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”), appearing in the Annual Report on Form 11-K of the ESPP for the year ended December 31, 2008.

/s/ McGladrey & Pullen LLP

McGladrey & Pullen LLP

Stamford, Connecticut

May 19, 2009